Exhibit 99.1

Media contact:	Charles Keller 612-678-7786 charles.r.keller@ampf.com
Stockholder contact:	Chris Moran 617-218-3864 christopher.m.moran@ampf.com

TRI-CONTINENTAL CORPORATION

DECLARES FIRST QUARTER DIVIDEND UNDER

NEW, EARNED DISTRIBUTION POLICY

NEW YORK, NY, March 6, 2009 – Tri-Continental Corporation (the “Corporation”) (NYSE: TY) today declared a first quarter dividend of $0.056 per share of Common Stock and $0.625 per share of Preferred Stock. Dividends on Common Stock will be paid on March 23, 2009 to Common Stockholders of record on March 16, 2009, and dividends on Preferred Stock will be paid on April 1, 2009 to Preferred Stockholders of record on March 16, 2009. The ex-dividend date for both the Common Stock and the Preferred Stock is March 12, 2009.

The $0.056  per share dividend on the Common Stock is in accordance with the Corporation’s new, earned distribution policy, which was adopted by the Corporation’s Board of Directors on January 8, 2009 and replaced the level rate distribution policy that was in effect prior to such date. Each of these policies is described below.

On January 8, 2009, the Corporation announced the elimination of its level rate distribution policy, which called for quarterly distributions to Common Stockholders equal to 2.75% of the net asset value (NAV) attributable to the Corporation’s Common Stock at the end of the prior calendar quarter (or approximately 11% annually), and which has consisted of distributions of income, and one or both of net realized capital gains and returns of capital. On January 8, 2009, the Corporation adopted an earned distribution policy, meaning that the Corporation intends to make distributions to Common Stockholders that are approximately equal to all distributions received by the Corporation from its underlying portfolio investments, less the Corporation’s expenses and dividends payable on the Corporation’s Preferred Stock.

The Corporation has paid dividends for 65 consecutive years. Effective November 7, 2008, the Corporation is managed by RiverSource Investments, LLC, a wholly owned subsidiary of Ameriprise Financial, Inc. Prior to then, the Corporation was managed by J. & W. Seligman & Co. Incorporated. RiverSource Fund Distributors, Inc. (formerly Seligman Advisors, Inc.) is the principal underwriter of the RiverSource Group of Funds, which includes the Corporation.

The net asset value of shares may not always correspond to the market price of such shares. Common stock of many closed-end funds frequently trade at a discount from their net asset value. The Corporation is subject to stock market risk, which is the risk that stock prices overall will decline over short or long periods, adversely affecting the value of an investment in the Corporation.

You should consider the investment objectives, risks, charges, and expenses of the Corporation carefully before investing. A prospectus containing information about the Corporation (including its investment objectives, risks, charges, expenses, and other information about the Corporation) may be obtained by contacting your financial advisor or RiverSource Services, Inc. (formerly Seligman Services, Inc.) at 800-221-2783. The prospectus should be read carefully before investing in the Corporation.

There is no guarantee that the Corporation’s investment goals/objectives will be met or that distributions will be made, and you could lose money.

NOT FDIC INSURED	MAY LOSE VALUE	NO BANK GUARANTEE
NOT A DEPOSIT	NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY